Exhibit 10.1
MUTUAL GENERAL RELEASE AND COVENANT NOT TO SUE
I. PARTIES
This Mutual General Release and Covenant Not to Sue (this “Release Agreement”) is entered into as of March 3, 2008, by and among the following parties (individually a “Party” and collectively the “Parties”)[1]:

A.	CBS Radio Inc., a Delaware Corporation, together with its present and former officers and directors and subsidiaries, affiliates and divisions, and their respective Related Entities[2] (collectively, “CBS”); and

B.	Westwood One, Inc., a Delaware Corporation, together with its present and former officers and directors and subsidiaries, affiliates and divisions, and their respective Related Entities (collectively “Westwood One”).
II. RECITALS

          This Release Agreement is made with reference to the following facts:
A.	Westwood One and CBS (or certain of their respective affiliates) are parties to various agreements including, without limitation, the following agreements (collectively, the “Existing Agreements”).
1.	Management Agreement, dated as of March 30, 1999, as amended by the Letter Agreement (the “Letter Agreement”), dated as of April 15, 2002 (the “Management Agreement”);

2.	Amended and Restated Representation Agreement, dated as of March 30, 1999, as amended by the Letter Agreement (the “Representation Agreement”);

3.	Trademark License Agreement, dated as of March 30, 1999, as amended by the Letter Agreement (the “License”);

4.	News Programming Agreement, dated as of March 30, 1999, as amended by the Letter Agreement (the “Programming Agreement”);

5.	Technical Services Agreement, dated as of March 30, 1999, as amended by the Letter Agreement the (“Services Agreement”); and

[1]	Any references to “Party” or “Parties” hereinafter shall also include the Party’s or Parties’ Related Entities.

[2]	For purposes of this Release, the “Related Entities” of any Party shall mean the Party’s successors, predecessors, assignees, heirs, legatees, devisees, executors, administrators, legal representatives, consultants, officers and directors; and any other representative, person or entity claiming by, through or under the Party.

6.	Multiple affiliation agreements (written and oral) between radio stations owned and operated by CBS Radio or CBS affiliates, or their respective predecessors, as more particularly described in the Representation Agreement (collectively, the “Affiliation Agreements”).
B.	Pursuant to the Management Agreement, CBS has been responsible for providing management services and personnel (including the Chief Executive Officer) to Westwood One since 1994.

C.	Pursuant to certain of the Existing Agreements and other arrangements and agreements, whether in writing or otherwise, CBS and its affiliates have provided products and services to Westwood One in exchange for Westwood One providing products, services and payments to CBS.

D.	The Parties intend to include within the scope of this Release Agreement all matters that in any way relate to or arise out of:
1.	Any act or failure to act by CBS in connection with the Management Agreement or the provision of management services at any time prior to the moment this Release Agreement is executed by the Parties (collectively, the “Management Claims”);

2.	Any act or failure to act by CBS or Westwood One in connection with the provision of products and services pursuant to the Existing Agreements (other than the Management Agreement) or any other agreements or arrangements, whether in writing or otherwise, at anytime prior to the moment this Release Agreement is executed by the Parties (collectively, the “Services Claims”);

3.	Any act or failure to act by CBS that involves CBS competing or allegedly competing with Westwood One whether or not in breach or violation of the Management Agreement or any other Existing Agreement (collectively, the “Competition Claims”);

4.	Any amounts owed by Westwood One to CBS, or owed by CBS to Westwood One, for the performance of services or provision of products under the Existing Agreements or any other agreements or arrangements, whether in writing or otherwise, other than ordinary course trade payables or receivables not yet due as of the date hereof and as described on Schedule 1 (the “Excluded Amounts”), at any time prior to the moment this Release Agreement is executed by the Parties (collectively the “Payment Claims”);

5.	Any other act or failure to act by CBS at any time prior to the moment this Release Agreement is executed by the Parties (collectively, the “Other Claims Against CBS” and together with the Management Claims, the Competition Claims, all Service Claims of Westwood One against CBS and all Payment Claims of Westwood One against CBS, the “Disputed CBS Matters”); and

6.	Any other act or failure to act by Westwood One at any time prior to the moment this Release Agreement is executed by the Parties (collectively, the “Other Claims Against Westwood One” and together with any Services Claims of CBS against Westwood One and any Payment Claims of CBS against Westwood One, the “Disputed Westwood One Matters”);
provided, however, that the scope of this Release Agreement shall not include any matters that in any way relate to or arise out of (i) any indemnification claims pursuant to the Existing Agreements resulting from third party claims (which claims shall be resolved in accordance with the terms of the applicable Existing Agreements) or (ii) the breach of any agreements in effect on the date hereof between any affiliates of CBS Corporation other than in connection with the CBS radio business, on the one hand, and Westwood One, Inc. and its affiliates, on the other hand.

E.	The Parties intend to include within the scope of this Release Agreement all known or presently unknown, suspected or unsuspected, contingent or fixed complaints, grievances, allegations, demands, liabilities, losses, obligations, promises, damages, costs, expenses (including, without limitation, attorneys’ fees), lawsuits, actions (in law, equity or otherwise), causes of action, rights and privileges of whatever kind, except for the Excluded Amounts and the third party claims referred to in the last paragraph of Section II.D.6. above, which:
1.	CBS may have or ever come to have against Westwood One that in any way relate to or arise out of the Disputed Westwood One Matters, including the Unknown CBS Injury Risk and Unknown CBS Magnitude Risk, as defined below, but excluding the Excluded Amounts and the third party claims referred to in the last paragraph of Section II.D.6. above (collectively referred to as the “CBS Claims”); or

2.	Westwood One may have or ever come to have against CBS and that in any way relate to or arise out of the Disputed CBS Matters, including the Unknown Westwood One Injury Risk and Unknown Westwood One Magnitude Risk, as defined below, but excluding the Excluded Amounts and the third party claims referred to in the last paragraph of Section II.D.6. above (collectively referred to as the “Westwood One Claims”).
F.	Concurrently with the execution of this Release Agreement, the Parties have entered into certain new agreements that, when effective, among other things, will terminate certain of the Existing Agreements and amend and restate certain other Existing Agreements (collectively, the “New Agreements”).

G.	This Release Agreement is a condition precedent to the entry into and the effectiveness of the New Agreements.

H.	It also shall be a condition precedent to the effectiveness of the New Agreements and this Release Agreement that the stockholders of Westwood One approve the New Agreements and this Release Agreement by a vote of stockholders representing a majority of the shares of the Common Stock and Class B Stock of Westwood One, which are not owned by CBS or its affiliates (provided the shares owned by CBS will count toward the determination of a quorum), voting together as a single class, represented in person or proxy at a meeting of stockholders (“Stockholder Approval”).
III.	RELEASES
A.	CBS: Release of Westwood One. In consideration of the terms and provisions of this Release Agreement and the New Agreements, and subject to Stockholder Approval, CBS shall, and hereby does, relieve, release and forever discharge Westwood One of and from any and all CBS Claims.

B.	Westwood One Parties: Release of CBS. In consideration of the terms and provisions of this Release Agreement, the New Agreements and subject to Stockholder Approval, Westwood One shall, and hereby does, relieve, release and forever discharge CBS of and from any and all Westwood One Claims.

C.	Unknown Claims and Risks Released by CBS. It is understood by CBS that there is a risk that after the execution of this Release Agreement, CBS may incur or suffer losses, damages or injuries that are included within the definition of CBS Claims, but that are unknown or unanticipated, for whatever reason, at the time of the execution of this Release Agreement (“Unknown CBS Injury Risk”). Further, it is understood by CBS that there is a risk that loss or damage to CBS presently known may be or become, for whatever reason, greater than CBS now expects or anticipates (“Unknown CBS Magnitude Risk”). CBS understands, accepts and assumes both the Unknown CBS Injury Risk and the Unknown CBS Magnitude Risk and intends that the releases contained herein shall apply to all unknown and unanticipated losses, damages or injuries included with the definition of CBS Claims, as well as those known and anticipated.

D.	Unknown Claims and Risks Released by Westwood One. It is understood by Westwood One that there is a risk that after the execution of this Release Agreement, Westwood One may incur or suffer losses, damages or injuries that are included within the definition of Westwood One Claims, but that are unknown or unanticipated, for whatever reason, at the time of the execution of this release (“Unknown Westwood One Injury Risk”). Further, it is understood by Westwood One that there is a risk that loss or damage to Westwood One presently known may be or become, for whatever reason, greater than Westwood One now expects or anticipates (“Unknown Westwood One Magnitude Risk”). Westwood One understands, accepts and assumes both the Unknown Westwood One Injury Risk and the Unknown Westwood One Magnitude Risk and intends that the releases contained herein shall apply to all unknown and unanticipated losses, damages or injuries included with the definition of Westwood One Claims, as well as those known and anticipated.

E.	The Parties intend and agree that the releases set forth in this Release Agreement shall be effective as a bar to any and all currently unsuspected, unknown or partially known claims within the scope of their express terms and provisions, other than the Excluded Amounts. Accordingly, the Parties hereby expressly waive any and all rights and benefits conferred upon them by the provisions of Section 1542 of the California Civil Code and all similar provisions of the laws of any other state, territory or other jurisdiction. Section 1542 reads in pertinent part:

“A general release does not extend to claims that that creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him may have materially affected his settlement with the debtor.”

The Parties hereby acknowledge that the foregoing waiver of the provisions of Section 1542 of the California Civil Code and all similar provisions of the laws of any other state, territory or other jurisdiction was separately bargained for and that they would not enter into this Release Agreement unless it included a broad release of all unknown claims, including specifically any claim of fraud or misrepresentation in the inducement of this Release Agreement. The Parties expressly agree that all release provisions shall be given full force and effect in accordance with each and all of their express terms and provisions, including those terms and provisions relating to unknown, unsuspected or future claims, demands and causes of action. The Parties each assume for themselves the risk of the subsequent discovery or understanding of any matter, fact or law, that if now known or understood, would in any respect have affected its entering into this Release Agreement.

F.	The Parties agree that this Release Agreement shall be effective immediately and automatically following Stockholder Approval without any further act and shall have no effect if Stockholder Approval is not obtained.
IV.	COVENANT NOT TO SUE
A.	General Covenant Not to Sue.
1.	Subject to the exceptions set forth in Section IV.D. below, CBS agrees that it will forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or other proceeding, in law, equity, admiralty or otherwise, or from inducing others to do so against Westwood One, which in any way arise out of or relate to any of the CBS Claims including, but not limited to, an action claiming that this Release Agreement, or any portion thereof, was fraudulently induced.

2.	Subject to the exceptions set forth in Section IV.D. below, Westwood One agrees that it will forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or other proceeding, in law, equity, admiralty or otherwise, or from inducing others to do so against CBS, which in any way arise out of or relate to any of the Westwood Claims, including, but not limited to, an action claiming that this Release Agreement, or any portion thereof, was fraudulently induced.
B.	Attorneys’ Fees. The Parties agree further that in the event any Party breaches this Covenant Not to Sue, the breaching Party, or in the case of a breach by any of a Party’s Related Entities, the Party to whom the breaching Related Entity is related, shall pay any and all reasonable costs, expenses and attorneys’ fees actually incurred by any non-breaching Party and by any of such non-breaching Party’s Related Entities, in defending or otherwise responding to or participating in any such action or proceeding.

C.	Injunctive Relief. The Parties acknowledge and agree that monetary damages alone are inadequate to compensate any Party for injury caused or threatened by a breach of this Release Agreement and that any Party by whom this Release Agreement is enforceable shall be entitled to apply for specific performance, injunctive relief (in the form of both a temporary restraining order and a preliminary injunction) and/or any other equitable remedy necessary or appropriate to protect the Party’s rights hereunder (“Equitable Relief”). Such Party may, in its sole discretion, apply to a court of competent jurisdiction for such Equitable Relief in order to enforce this Release Agreement or prevent any violation hereof. Nothing contained in this paragraph, however, shall be interpreted or construed to prohibit or in any way limit the right of any non-breaching Party to obtain, in addition to Equitable Relief, an award of monetary damages against any person or entity breaching this Covenant Not to Sue or this Release Agreement.

D.	Exceptions. The following specific matters are excepted from this Release Agreement and the Covenant Not to Sue:
1.	All claims of a Party resulting from a breach by any other Party of any representations or warranties contained in this Release Agreement or any of the New Agreements or any of the agreements or documents executed or delivered in connection with the transactions contemplated by any of the foregoing;

2.	All claims of a Party resulting from a breach or failure to perform by any other Party of any covenants contained in this Release Agreement or any of the New Agreements, or any of the agreements or documents executed in connection with the transactions contemplated by any of the foregoing;

3.	Any claim related to the Excluded Amounts brought by any Party;

4.	Any claim or matter referred to in the proviso in Section II.D.6. above;

5.	Any claim brought by a stockholder of any Party in his capacity as a stockholder; and

6.	Any claim that a present or former officer or director of CBS Radio (or its affiliates) or Westwood One (or its affiliates) may have with respect to indemnification or insurance in his capacity as such an officer or director.
V.	ADDITIONAL COVENANTS
A.	Non-Assistance. The Parties further agree that they will not affirmatively assist any other person or entity in litigation or other proceedings against each other to the extent such litigation or proceedings relate to the Disputed CBS Matters or the Disputed Westwood One Matters. Nothing herein, however, precludes the Parties from obeying lawful process or cooperating with or making disclosures that may be requested or required by the Securities and Exchange Commission or any court or regulatory agency or body. In the event a Party is served or otherwise provided with a subpoena and/or any other request for information and/or documents (“Request For Information”) regarding or related to any of the other Parties hereto, the Party receiving such subpoena and/or Request For Information hereby agrees (subject to any limitations imposed by law, court or regulatory order or rule or regulation) to provide notice immediately of such occurrence pursuant to the Notices provision contained in this Release Agreement. The Notice shall include a copy of the subpoena and/or Request For Information together with any other document(s) that accompanied such subpoena and/or Request For Information.

B.	Proxy Statement. Westwood One shall include a proposal to obtain Stockholder Approval in a proxy statement to be delivered in connection with a meeting of stockholders (the “Proxy Statement”). The Proxy Statement shall include such disclosure about this Release Agreement and the New Agreements as the Audit Committee and the independent directors of the Board of Directors of Westwood One deem appropriate, and such disclosure shall not be subject to the approval of CBS or any officers or directors of Westwood One employed, or otherwise affiliated, with CBS.
VI.	REPRESENTATIONS AND WARRANTIES
A.	Independent Legal Advice. Each of the Parties represents, warrants and agrees that it has received independent legal advice from its attorneys with respect to the advisability of executing this Release Agreement. Accordingly, any rule of law, or any legal decision, that would require interpretation of any claimed ambiguities in this Release Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Release Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

B.	Factual Investigation. Each of the Parties represents, warrants and agrees that it has made such investigation of the facts pertaining to the claims it has released hereby and other matters contained in or relating to this Release Agreement as it deems necessary or desirable.

C.	No Assignment. Each of the Parties represents and warrants that there has been no assignment to any person or entity whatsoever of claims released by that Party pursuant to this Release Agreement. Each of the Parties further agrees that it will not assign any claim released by that Party pursuant to this Release Agreement to any person or entity whatsoever and any attempted assignment of any such claim shall be void and unenforceable.

D.	Authority. Each of the Parties represents, warrants and agrees that it has the full right and authority to enter into this Release Agreement, and that the person executing this Release Agreement on its behalf has the full right and authority to fully commit and bind such Party.
VII.	GENERAL
A.	Affiliate. When used in this Release Agreement the term “affiliate” shall have the meaning assigned to such term in Rule 405 promulgated under the Securities Act of 1933, as amended; provided that, with respect to any affiliates of CBS, such term shall mean the controlled affiliates of CBS Corporation.

B.	No Admissions. Each of the Parties hereto expressly agrees and acknowledges that this Release Agreement represents a settlement of disputed claims and that, by entering into this Release Agreement, no Party hereto admits or acknowledges the existence of any claim or wrongdoing on its part.

C.	Full Integration. This Release Agreement contain the final written expression and the complete and exclusive statement of all of the agreements, conditions, promises, representations and covenants between the Parties with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements, negotiations, representations, understandings and discussions between and among the Parties, their respective representatives and any other person or entity, with respect to the subject matter covered hereby or thereby. Any amendment to this Release Agreement must be in writing, must specifically refer to this Release Agreement, and must be signed by duly authorized representatives of each of the Parties.

D.	Counterparts. This Release Agreement may be executed, including by facsimile, in any number of counterparts by the Parties, and when each Party has signed and delivered at least one (1) such counterpart to the other Party, each counterpart shall be deemed an original and, taken together, shall constitute one and the same Release Agreement that shall be binding and effective as to all the Parties.

E.	New York Law Governs. This Release Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York, notwithstanding conflicts of laws rules.

F.	Headings. The headings to the paragraphs of this Release Agreement are inserted for convenience only and will not be deemed a part hereof or affect the construction or interpretation of the provisions hereof.

G.	Survival of Warranties. All representations, warranties and covenants contained in this Release Agreement shall survive its execution, effectiveness and delivery.

H.	Notices. Unless otherwise provided herein, all notices, demands, requests, claims and other communications hereunder shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) internationally recognized overnight courier service. Such notices and communications shall be sent to the appropriate Party at its address or facsimile number given below or at such other address or facsimile number for such as shall be specified by notice given hereunder (and shall be deemed given upon receipt by such Party or upon actual delivery to the appropriate address, or, in case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error; in the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for below, provided, however, that such mailing shall in no way alter the time at which the facsimile notice is deemed received):

If to Westwood One to:

Name:	Westwood One, Inc.
Address:	40 West 57th Street, 15th Floor
New York, New York 10014
Attention:	Legal Dept.
Fax No.:	(212) 641-2198

with a copy (which shall not constitute notice) to:

Name:	Brian J. McCarthy
Skadden, Arps, Slate, Meagher & Flom LLP
Address:	300 S. Grand Avenue, Suite 3400
Los Angeles, CA 90071
Fax No.:	(213) 687-5600

If to CBS to:

Name:	CBS Radio Inc.
Address:	1515 Broadway, 46th Floor
New York, New York 10036
Fax No.:	(212) 846-2342
Attention:	Chairman & CEO

with copies (which shall not constitute notice) to:

Name:	CBS Corporation
Address:	51 West 52 Street
New York, New York 10019
Fax No.:	(212) 975-4215
Attention:	General Counsel

Name:	Weil, Gotshal & Manges LLP
Address:	767 Fifth Avenue
New York, New York 10153
Fax No.:	(212) 310-8007
Attention:	Howard Chatzinoff
Michael Lubowitz
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have approved and executed this Release Agreement as of the date first written above.
EXECUTED by the Parties as follows:

CBS RADIO INC.
By:	/s/ Louis J. Briskman
Name:	Louis J. Briskman
Title:	EVP & Assistant Secretary

WESTWOOD ONE, INC.
By:	/s/ David Hillman
Name:	David Hillman
Title:	CAO & GC

Signature Page to Mutual General Release and Covenant Not to Sue

Schedule 1
[Intentionally omitted.]